Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-157722) pertaining to the OH&R Investment Plan of The Timken Company of our report dated June 24, 2009, with respect to the financial statements of the OH&R Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 24, 2009